Exhibit 99.2

Press Release

Dollarama Group L.P. Announces Third Quarter Fiscal 2008 Results

MONTREAL, December 19, 2007 – Dollarama Group L.P. (“Dollarama”), the leading operator of dollar discount stores in Canada, today announced its financial results for the third quarter ended November 4, 2007. Note: All dollar amounts in this press release are in Canadian dollars unless otherwise indicated.

On February 1, 2007, Dollarama changed its fiscal year end from January 31 to February 4, 2007 for fiscal year 2007, and to a floating year ending on the Sunday closest to January 31 for all subsequent fiscal years. The Company decided to change the year end date of its fiscal year 2007 to February 4, 2007 even though it is not the Sunday closest to January 31 because traditionally, every 5 to 6 years, a week is added to the retail calendar. The week ended February 4, 2007 is therefore equivalent to its 53rd week in the retail calendar. The rest of the Company’s fiscal year end dates fall on the Sunday closest to January 31. Dollarama’s fiscal year 2008 began on February 5, 2007 and will end February 3, 2008. There is one day less of transactions included in the 13-week period ended November 4, 2007 than in the three-month period ended October 31, 2006.

Dollarama reported that sales increased $23.4 million, or 10.7%, to $241.9 million for the third quarter of fiscal year 2008, up from $218.5 million for the three-month period ended October 31, 2006. Sales growth was driven primarily by the opening of 57 new stores during the 52 week period ended November 4, 2007 and by the incremental full 13-week effect of the stores opened during the third quarter last year. Offsetting the sales increase was a 0.3% decline in comparable store sales and one day less of transactions.

Net earnings for the third quarter of fiscal year 2008 decreased $0.8 million, to $16.6 million from $17.4 million for the 13-week period ended November 4, 2007. Adjusted EBITDA increased 4.7%, to $36.8 million for the 13-week period ended November 4, 2007 from $35.2 million for the three-month period ended October 31, 2006.

Dollarama reported that sales increased $79.4 million, or 13%, to $691.0 million for the 39-week period ended November 4, 2007, up from $611.6 for the nine-month period ended October 31, 2006. Sales growth was driven primarily by the opening of 57 new stores during the 52 week period ended November 4, 2007 and the incremental full 39-week effect of the stores opened during the nine-month period last year. Offsetting the sales increase was a 0.7% decline in comparable store sales, partially attributable to inventory issues associated with the implementation of a new Enterprise Resource Planning system earlier this year.

Net earnings for the 39-week period ended November 4, 2007, increased $6.3 million, to $49.1 million from $42.8 million for the nine-month period ended October 31, 2006. Adjusted EBITDA increased 11.8%, to $107.3 million for the 39-week period ended November 4, 2007 from $96.0 million for the nine-month period ended October 31, 2006.

“This year we made significant progress including the implementation of a new IT system, deployment of debit card technology and additions to our management team, however, we have also been impacted by many challenges. We are operating in a more challenging retail environment due to a number of factors including rising fuel and labor costs in Canada and increasing costs for imported goods. In this context, we are pleased to report another quarter of growth in sales and adjusted EBITDA,” said Larry Rossy, Chief Executive Officer of Dollarama. “Our focus continues to be on finding ways to attract customers by refreshing our merchandise offering and improving the overall customer experience, while managing our costs and achieving purchasing efficiencies.”

About Dollarama Group L.P.

Dollarama is the leading operator of dollar discount stores in Canada. Currently, the company operates more than 505 stores, each offering a broad assortment of quality everyday merchandise sold in individual or multiple units primarily at a fixed price of $1.00. All stores are company-operated, and nearly all are located in high traffic areas such as strip malls and shopping centers in various locations, including metropolitan areas, mid-sized cities, and small towns. In 1910, the company was established as a single variety store in Québec.

Safe Harbor for Forward-Looking and Cautionary Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. As such, final results could differ from estimates or expectations due to risks and uncertainties, including among others, changes in customer demand for products, changes in raw material and equipment costs and availability, seasonal changes in customer demand, pricing actions by competitors and general changes in economic conditions; and other risks. For any of these factors, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

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SUMMARY CONSOLIDATED FINANCIAL DATA

(dollars in thousands)	13-Week Period Ended November 4, 2007	Three Month Period Ended October 31, 2006	39-Week Period Ended November 4, 2007	Nine-Month Period Ended October 31, 2006
Statement of Operations Data:
Sales	$241,905	$218,477	$690,985	$611,560
Cost of sales	160,700	147,501	458,113	413,202

Gross profit	81,205	70,976	232,872	198,358
Expenses:
General administrative and store operating expenses	46,163	37,405	131,006	107,382
Amortization(1)	4,588	3,415	12,926	9,249

Total expenses	50,751	40,820	143,932	116,631

Operating income	30,454	30,156	88,940	81,727
Other (income)/expense:
Amortization of deferred financing costs	1,089	1,015	3,235	3,050
Interest expense	10,876	12,001	32,739	35,337
Foreign exchange loss (gain) on derivative financial instruments and long-term debt	1,773	(693)	3,615	(679)

Earnings before income taxes	16,716	17,833	49,351	44,019
Income taxes	67	421	267	1,264

Net earnings	$16,649	$17,412	$49,084	$42,755

Statement of Cash Flows Data:
Cash flows provided by (used in):
Operating activities	$15,694	$3,222	$21,372	$60,695
Investing activities	(14,184)	(12,545)	(34,093)	(32,434)
Financing activities	(12,307)	(22,019)	(33,145)	(32,277)

Other Financial Data:
Adjusted EBITDA(2)	$36,828	$35,182	$107,278	$95,997
Capital expenditures	$14,321	$12,596	$34,323	$32,588
Rent expenses(3)	$15,543	$12,571	$43,088	$36,073
Gross margin(4)	33.6%	32.5%	33.7%	32.4%
Number of stores (at end of period)	505	451	505	451
Comparable store sales growth(5)	(0.3)%	1.6%	(0.7)%	3.3%

(dollars in thousands)	As at November 4, 2007	As at October 31, 2006
Balance Sheet Data:
Cash and cash equivalents	$1,829	$26,867
Merchandise inventories	204,322	164,552
Property and equipment	106,171	78,687
Total assets	1,173,198	1,131,416
Long-term debt	478,738	564,372
Partners’ capital	467,751	442,929

(1)	Amortization represents amortization of tangible and amortizable intangible assets, including amortization of favourable and unfavourable lease rights.
(2)	EBITDA represents net income (loss) before net interest expense, income taxes, and depreciation and amortization expense. Adjusted EBITDA represents EBITDA as further adjusted to reflect items set forth in the table below, all of which are required in determining our compliance with financial covenants under our senior secured credit facility. We have included EBITDA and Adjusted EBITDA to provide investors with a supplemental measure of our operating performance and information about the calculation of some of the financial covenants that are contained in the senior secured credit facility. We believe EBITDA is an important supplemental measure of operating performance because it eliminates items that have less bearing on our operating performance and thus highlights trends in our core business that may not otherwise be apparent when relying solely on Canadian GAAP financial measures. We also believe that securities analysts, investors and other interested parties frequently use EBITDA in the evaluation of issuers, many of which present EBITDA when reporting their results. Adjusted EBITDA is a material component of the covenants imposed on us by the senior secured credit facility. Under the senior secured credit facility, we are subject to financial covenant ratios that are calculated by reference to Adjusted EBITDA. Non-compliance with the financial covenants contained in our senior secured credit facility could result in a default, an acceleration in the repayment of amounts outstanding under the senior secured credit facility, and a termination of the lending commitments under the senior secured credit facility. Generally, any default under the senior secured credit facility that results in the acceleration in the repayment of amounts outstanding under the senior secured credit facility would result in a default under the indentures governing the 8.875% senior subordinated notes and the senior floating rate deferred interest notes. While an event of default under the senior secured credit facility or the indentures is continuing, we would be precluded from, among other things, paying dividends on our capital stock or borrowing under the revolving credit facility. Our management also uses EBITDA and Adjusted EBITDA in order to facilitate operating performance comparisons from period to period, prepare annual operating budgets and assess our ability to meet our future debt service, capital expenditure and working capital requirements and our ability to pay dividends on our capital stock.

EBITDA and Adjusted EBITDA are not presentations made in accordance with Canadian GAAP. As discussed above, we believe that the presentation of EBITDA and Adjusted EBITDA in this summary consolidated financial data section is appropriate. However, EBITDA and Adjusted EBITDA have important limitations as analytical tools, and you should not consider them in isolation, or as substitutes for analysis of our results as reported under Canadian GAAP. For example, neither EBITDA nor Adjusted EBITDA reflect (a) our cash expenditures, or future requirements for capital expenditures or contractual commitments; (b) changes in, or cash requirements for, our working capital needs; (c) the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt; and (d) tax payments or distributions to our parent to make payments with respect to taxes attributable to us that represent a reduction in cash available to us. Because of these limitations, we primarily rely on our results as reported in accordance with Canadian GAAP and use EBITDA and Adjusted EBITDA only supplementally. In addition, because other companies may calculate EBITDA and Adjusted EBITDA differently than we do, EBITDA may not be, and Adjusted EBITDA as presented in this summary consolidated financial data section is not, comparable to similarly titled measures reported by other companies.

A reconciliation of net earnings to EBITDA and to Adjusted EBITDA is included below

(dollars in thousands)	13-Week Period Ended November 4, 2007	Three Month Period Ended October 31, 2006	39-Week Period Ended November 4, 2007	Nine-Month Period Ended October 31, 2006
Net earnings	$16,649	$17,412	$49,084	$42,755
Income taxes	67	421	267	1,264
Interest expense	10,876	12,001	32,739	35,337
Amortization of deferred financing costs	1,089	1,015	3,235	3,050
Amortization of fixed tangible and intangible assets	4,588	3,415	12,926	9,249

EBITDA	33,269	34,264	98,251	91,655
Foreign exchange loss (gain) on derivative financial instruments and long-term debt	1,773	(693)	3,615	(679)
Management fees(a)	751	792	2,375	2,337
Deferred lease inducements(b)	824	664	1,958	2,221
Stock-based compensation expense(c)	211	155	1,079	463

Adjusted EBITDA	$36,828	$35,182	$107,278	$95,997

(a)	Reflects the management fees incurred and paid or payable to the company’s majority owners.
(b)	Represents the elimination of non-cash straight-line rent expense.
(c)	Represents the elimination of non-cash stock-based compensation expense.

(3)	Rent expense represents (i) basic rent expense on a straight-line basis and (ii) contingent rent expense, net of amortization of inducements received from landlords.
(4)	Gross margin represents gross profit as a percentage of sales.
(5)	Comparable store sales is a measure of the percentage increase or decrease of the sales of stores open for at least 13 complete months and that remain open at the end of the reporting period relative to the same period in the prior year. We include sales from stores expanded or relocated in the calculation of comparable store sales. To provide more meaningful results, the company measures comparable store sales over periods containing an integral number of weeks beginning on a Monday and ending on a Sunday that best approximate the fiscal period to be analyzed.

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Contacts:

Investors:

Robert Coallier

Chief Financial Officer

514-737-7080 ext. 238

robert.coallier@dollarama.com

Media:

Alex Stanton

Stanton Crenshaw Communications

(212) 780-1900

alex@stantoncrenshaw.com